Exhibit 99.1

FOR IMMEDIATE RELEASE

Infrastructure Materials Corp. Announces
Fully Subscribed Private Placement

September 9, 2013 – Reno, Nevada - Infrastructure Materials Corp. (“Infrastructure” or the “Company”) (TSXV – IFM; OTCBB – IFAM) is pleased to announce that its most recent private placement was fully subscribed as of August 28, 2013 at a price of CDN $0.015 per share, resulting in the sale of 33,333,333 common shares from the treasury of the Company for gross proceeds of CDN $500,000. The shares are subject to a four month hold period in Canada, which will expire on December 29, 2013, and to a minimum six month hold period under U.S. securities laws. Proceeds of the offering will be primarily used to maintain the business and operations of Infrastructure. As of August 28, 2013, the date on which the offering closed, the Company had a total of 132,268,819 common shares outstanding.

The Company is indebted to Mont Strategies Inc., a corporation that is owned and controlled by a member of the Company’s Board of Directors, in the approximate amount of US $293,000 as a result of cash lent to the Company for working capital. The Company and Mont Strategies Inc. have agreed to convert the entire amount of the indebtedness into common shares of the Company at a conversion price of CDN $0.05 per share. Subject to regulatory approvals and approval by the Company’s Board of Directors, the shares for debt conversion transaction is expected to be completed in the next two weeks.

Infrastructure Materials Corp. is a Reno, Nevada based exploration stage company that is directing its efforts to the exploration and development, if warranted, of precious metal properties located in Nevada and cement grade limestone deposits in strategic locations in the United States.

For further information please see our public filings at www.sedar.com and www.sec.gov/edgar.shtml or contact:

Mason Douglas, President and CEO
Phone: 866-448-1073
Email: info@infrastructurematerialscorp.com
or visit our website at
www.infrastructurematerialscorp.com or
www.cementforthefuture.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FORWARD-LOOKING STATEMENTS: This press release contains certain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements are frequently characterized by words such as “plan,” “expect,” “project,” “intend,” ”believe,” “anticipate,” “estimate” and other similar words or statements to the effect that certain events or conditions “may”, "have" or "will" occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, “resource” is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information unless specifically required by law. The reader is cautioned not to place undue reliance on forward-looking statements